                                                                    EXHIBIT 99.9

                          FORM OF EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT is made and entered into this 21st day of November, 1995 (with such date being subsequently referred to as "the date hereof" in this Employment Agreement) by and between MAGMA COPPER COMPANY, a Delaware corporation (the "Company") and ______________ (the "Executive").

ARTICLE ONE
-----------

RETENTION OF KEY EXECUTIVES

          1.1  Retention Objectives of the Company.  MAGMA COPPER COMPANY,
               -----------------------------------
described in Section 2.1 as the "Company," considers it essential to the continuing operation of the Company and the best interest of its shareholders to assure the continuous dedication of key management personnel. It is recognized in the context of public ownership that a Change in Control, defined in Section 2.1, of the Company may be sought and that such circumstances could prove distracting to key executives and detrimental to the ongoing management and administration of the Company. Such distraction is not in the best interest of the shareholders of the Company. Accordingly, the Board has determined to discourage the inevitable distraction of the Executive in the face of potentially disturbing circumstances inherent in any situation involving a Change in Control of the Company. This Employment Agreement is intended to secure and encourage the ongoing retention of the Executive by providing specific retention benefits upon a Change in Control, and separation benefits in the event that the Executive's employment is altered as hereinafter described, coincident with or subsequent to a Change in Control, and which are competitive with those of other corporations. This Employment Agreement is to be interpreted in a manner consistent with this objective. In order to induce the Executive to remain in the employ of the Company, and in consideration of the Executive's agreement set forth in Sections 3.3 and 4.1, the Company agrees to pay the benefits set forth in this Employment Agreement, under the circumstances described herein.

          1.2.  Relationship to Any Other Employment Agreement.  In general, it
                ----------------------------------------------
is the intent of the Company and the Executive that the terms of this Employment Agreement shall supersede and substitute for the provisions of any employment understanding between the Company and the Executive relating to any items of compensation during the contract term in the event of a Change in Control of the Company. However, the benefits provided under this Employment Agreement shall not be construed to supersede or substitute for any post-contract term benefits, if any, provided for in any such employment representations and arrangements.

ARTICLE TWO
-----------

DEFINITIONS AND CONSTRUCTION

    2.1.  Definitions.
          -----------

          (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

          (b) "Average Base Compensation" shall mean the Executive's annual base salary compensation, including any portion that may be deferred by action of the Executive, including any bonus or incentive bonus under the Company's Annual Incentive Compensation Plan, at the rate in effect immediately prior to the Termination Event or the Executive's Termination Date, whichever rate is higher.

          (c) "Base Compensation" shall mean the Executive's annual base salary compensation (including any portion that may be deferred by action of the Executive, but excluding any bonus or incentive bonus under any bonus or incentive program of the Company) at the rate in effect immediately prior to the Termination Event or the Executive's Termination Date, whichever rate is higher.

          (d) "Beneficial Owner" shall have the same meaning as that term is given in Rule 13d-3 under the Act.

          (e)  "Board" shall mean the Board of Directors of the Company.

          (f) "Change in Control" shall mean a change in ownership or managerial control of the stock, assets or business of the Company resulting from one (1) or more of the following circumstances:

               (i) On or after the date hereof, the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided however, that a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction), in which no Person other that Warburg, Pincus Capital Company, L.P., acquires thirty-five percent (35%) or more of the Company's then outstanding voting securities shall not constitute a Change in Control;

          (ii) On or after the date hereof, a change in ownership of the Company through a action or series of transactions, such that any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of securities of the combined voting power of the Company's then outstanding securities; provided that, for such purposes, any acquisition by the Company shall be disregarded; and provided further that, in the event of such a change in ownership, if Warburg, Pincus Capital Company, L.P., as of the date of such change of ownership and at all times thereafter, remains the Beneficial Owner of a percentage interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities, no Change in Control shall be deemed to have occurred unless (A) the majority of the Board serving immediately prior to such Change in Control shall deem a Change in Control to have occurred, or (B) Warburg, Pincus Capital Company, L.P., shall thereafter cease to be the Beneficial Owner of a percentage ownership interest in the Company equal to at least ten percent (10%) or more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities (and in such event, the Change in Control shall be deemed to have occurred on the date Warburg, Pincus Capital Company, L.P., ceases to be the Beneficial Owner of such greater combined voting power);

          (iii) A change in identity of a majority of the members of the Board within any twenty-four (24) month period; provided however, if such a change in the identity of the members of the Board occurs following the acquisition of fifty-one percent (51%) or more of the Company's then outstanding voting securities by Warburg, Pincus Capital Company, L.P., no Change in Control shall be deemed to have occurred if such change of Board membership was approved in writing (or by an approved written resolution) by a majority of the Board and of the Management Executive Committee serving immediately prior to such change of Board membership. For purposes of this Section 2.l(f)(iii), Management Executive Committee shall mean a Committee appointed in writing by the then-acting Chief Executive Officer of the Company, comprised of corporate officers and such additional key employees of the Company as the Chief Executive Officer shall appoint from time to time. The Chief Executive Officer may remove any member of the Management Executive Committee by notice in writing delivered to such member and the other members of the Management Executive Committee;

          (iv) The approval by the Board (or by the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) of an agreement for the sale or disposition of all or substantially all of the Company's assets or a sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option);

          (v) A transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement where the Company's resulting interest is or becomes fifty percent (50%) or less;

          (vi) On or after the date hereof, the Board (or the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company; or

          (vii) The execution or approval by the Board of any agreement, the consummation of which would result in one of the foregoing.

          (g) "Company" shall mean Magma Copper Company, any and all subsidiary companies of Magma Copper Company and any successor, including but not limited to any Person acquiring a controlling interest in the stock, assets or business of the Company through merger, consolidation, acquisition, reorganization, lease of assets (with or without a purchase option) or other purchase or restructuring.

          (h) "Code" shall mean the Internal Revenue Code of 1986, as in effect from time to time.

          (i) "Disability" shall mean the Executive's inability, due to physical or mental illness or condition, to substantially perform the essential functions of his position for a period of six (6) or more months.

          (j) "Dismissal for Cause" shall mean dismissal approved in good faith by three quarters (3/4ths) of the members of the Board for:

          (i) An act or acts of dishonesty on the part of the Executive constituting a felony or serious misdemeanor and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company;

          (ii) Substantial competition with the Company (such as securing a customer or customers of the Company for a competitor or recruiting employees of the Company for a competitor) in a manner directly affecting the business of the Company;

          (iii) The Executive's willful refusal or failure to substantially perform the essential functions of his job with the Company (other than failure due to Disability); for such purpose the term "willful" shall mean done intentionally, knowingly, and purposely, without reasonable justification therefor;

          (iv) Gross negligence in the performance of the Executive's material and substantial duties of employment with the Company;

          (v) Conviction of a felony involving moral turpitude;

          (vi) A significant violation by the Executive of those established policies and procedures of the Company that were in effect on the date of the Change in Control and were communicated to the Executive prior to the Change in Control;

          (vii) The continued failure of the Executive to substantially perform the essential functions of the Executive's job with the Company (other than due to Disability) after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company, which identifies the manner in which the Executive has not substantially performed the essential functions of his job; or

          (viii) Conduct by the Executive which is in violation of any provision of this Employment Agreement.

No dismissal shall be deemed to be a Dismissal for Cause unless the Executive receives thirty (30) days' notice and is permitted a reasonable opportunity to appear before the Board with counsel of the Executive's choice prior to the effective date of discharge.

          (k) "Employee Benefit Plan" shall have the meaning given the term under Section 3 of ERISA.

          (l) "Employment Period" shall mean the period commencing on the date of a Change in Control of the Company, and ending on the second (2nd) anniversary of such date.

          (m) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          (n) "Good Reason" shall mean the Executive's death, Disability or Retirement prior to the occurrence of a Termination Event, Dismissal for Cause or the Executive's resignation for a reason other than the occurrence of a Termination Event.

          (o) "Option Stock Benefit Adjustment Period" shall, except as modified by Section 5.3, mean the twelve (12) month period ending with the anniversary of the last event constituting the Change in Control.

          (p) "Person" shall have the meaning given that term when used in Sections 13(d) and 14(d) of the Act.

          (q) "Restricted Stock Benefit Adjustment Period" shall, except as modified by Section 5.3, mean the twelve (12) month period after notice of a Termination Event is given pursuant to Section 5.1.

          (r) "Retirement" shall mean the separation from employment of the Executive following the attainment of normal retirement age under the Retirement Plan for Salaried Employees of Magma Copper Company or pursuant to such other arrangement providing for the Executive's retirement as shall be mutually agreed upon in writing by the Company and the Executive as constituting "Retirement" for purposes of this Employment Agreement.

          (s) "Securities Restriction" shall mean a securities trading restriction imposed by law, the rules of any securities exchange, any agreement to which the Company is a party or the absence of a regular public market permitting acquisitions and dispositions of Company stock in a public transaction, which precludes the Executive from freely disposing of Company stock and retaining the proceeds of such disposition.

          (t) "Stock Benefit Adjustment Period" shall mean the Option Stock Benefit Adjustment Period or the Restricted Stock Benefit Adjustment Period, whichever is appropriate in the context in which the term is applied.

          (u) "1987 Stock Plan" shall mean the Magma Copper Company 1987 Stock Option and Stock Award Plan.

          (v) "1989 Stock Plan" shall mean the Magma Copper Company 1989 Stock Option and Stock Award Plan.

          (w) "1993 Stock Plan" shall mean the Magma Copper Company 1993 Stock Option and Stock Award Plan.

          (x) "Stock Plans" shall mean the 1987 Stock Plan, the 1989 Stock Plan and the 1993 Stock Plan.

          (y) "Termination Event" shall mean, after a Change in Control or, at the time of a Change in Control, the occurrence of one (1) or more of the following, due to a cause other than Good Reason:

               (i) The assignment to the Executive by the Company of duties inconsistent with the Executive's position, duties, responsibilities and status with the Company as in effect immediately prior to the Change in Control, or a material change in the Executive's titles or officers as in effect immediately prior to the Change in Control or any removal of the Executive from or any failure to reelect the Executive to any of such positions except in connection with the termination of his employment for Good Reason; for purposes of this Employment Agreement, a mere change of title, position or reporting relationship that does not result in a material diminution in scope, status, duties and responsibilities shall not constitute a

Termination Event, nor shall an isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied after notice constitute a Termination Event, nor shall a promotion to a position of higher scope, status, duties and responsibilities or a transfer to a position of equal scope, status, duties and responsibilities constitute a Termination Event, as long as such promotion or transfer is consistent with the Executive's training and professional qualifications or is otherwise agreed to by the Executive;

          (ii) A reduction in the Executive's Base Compensation as in effect on the date hereof or as the same may be increased from time to time during the term of this Employment Agreement that is not implemented correspondingly within the executive or officer class of employees generally;

          (iii) The Executive's relocation to any place outside of the United States, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control; or

          (iv) Any material breach by the Company of any provision of this Employment Agreement.

               (z) "Termination Date" shall mean the thirtieth (30th) day following the day on which any party to this Employment Agreement gives written notice to the other party that a Termination Event has occurred.

               (aa) "Value Loss" shall, except as modified by Section 5.3, mean the difference between the highest price during the respective Stock Benefit Adjustment Period at which the stock held, or that could have been held after option exercise, or that could have been sold by the Executive in the absence of the Securities Restriction and the highest price in effect during the respective Stock Benefit Adjustment Period during which the Executive actually could sell such stock due to the absence of a Securities Restriction.

          2.2.  Construction.  This Employment Agreement shall be construed in
                ------------
accordance with the laws of the State of Arizona, without reference to principles of conflict of laws. Titles to articles, sections and paragraphs in this Employment Agreement are intended solely for purposes of convenience and are to be disregarded in construing this Employment Agreement.


                                 ARTICLE THREE
                                 -------------

                       TERM AND CONDITIONS OF EMPLOYMENT

            3.1.  Terms of Agreement.  This Employment Agreement shall be
                  ------------------
effective as of the date hereof.  The term of this Employment

Agreement shall continue in effect from such date for a period of three (3) years from such date, subject to the provisions of this Article Three, unless sooner terminated by the parties in accordance with the provisions hereof. The Company and the Executive shall retain the right to terminate the employment of the Executive at any time and for any reason prior to a Change in Control, without liability under this Employment Agreement. The Executive and the Company acknowledge that, except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to a Change in Control, may be terminated by either the Company or the Executive at any time. Moreover, prior to a Change in Control, if the Executive's employment with the Company terminates, then the Executive shall have no further rights under this Employment Agreement, except as provided in Section 4.1. No termination or expiration of this Employment Agreement shall affect any rights, obligations or liabilities of the Executive or the Company that shall have accrued on or prior to the date of termination or expiration.

          3.2.  Automatic Extension.  Commencing on the third anniversary of the
                -------------------
effective date hereof, and on each succeeding anniversary of the date hereof, the term of this Employment Agreement shall automatically be extended for one
(1) additional year unless, not later than six (6) months preceding such triennial anniversary date, the Company shall have given written notice pursuant to Section 9.1 that it will not extend the terms of this Employment Agreement. Notwithstanding the foregoing, if a Change in Control occurs while the Executive is employed by the Company during the original or any extended term of this Employment Agreement, the Company will continue thereafter to employ the Executive, and the Executive will remain in the employ of the Company during the Employment Period in accordance with the terms and provisions of this Employment Agreement notwithstanding any notice issued by the Company precluding extension of this Employment Agreement. The term of this Employment Agreement will thereafter be automatically renewed pursuant to this Section 3.2, subject to termination as provided herein. If a Change in Control occurs during the original or any extended term of this Employment Agreement, notwithstanding any notice issued by the Company precluding extension of the term of this Employment Agreement, this Employment Agreement shall nevertheless continue in effect for a period ending twenty-four (24) months following the occurrence of the Change in Control. The automatic extension of the term of this Employment Agreement pursuant to this Section 3.2 shall not be a modification of this Employment Agreement in any significant respect within the meaning of section 28OG of the Code and the rules and regulations thereunder. Notwithstanding the occurrence of a Change in Control, in the event of the Executive's Disability, the Company shall have the right to terminate this Employment Agreement by giving written notice of termination pursuant to Section 9.1. Such termination shall be effective as of the thirtieth (30th) day following the giving of such notice.

          3.3.  Duties During the Employment Period.  During the Employment
                -----------------------------------
Period, the Executive shall continue in the same capacities and positions held by the Executive at the time of the Change in Control or in other capacities and positions as may be mutually agreed to by the Company and the Executive in writing. During such time, the Executive shall devote his best efforts, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Executive hereunder are to be rendered in the United States of America, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time.

          3.4.  Compensation During the Employment Period.  During the
                -----------------------------------------
Employment Period, the Executive shall be compensated as follows:

          (a) The Executive shall receive, at such intervals and in accordance with such standard policies as may be in effect on the date of the Change in Control, an annual salary not less than the Executive's annual salary as in effect as of the date of the Change in Control. During the Employment Period, the Board or an appropriate committee thereof will consider and appraise at least annually, the contributions of the Executive to the Company's operating efficiency, growth, production and profits, and, in accordance with past practice in effect prior to the Change in Control, the Executive's Base Compensation rate shall be adjusted upward, at least annually, to be commensurate with increases given to other corporate officers and key employees generally and as the scope and success of the Company's operations or the Executive's duties expand. The Executive's Base Compensation shall not be reduced after any such increase.

          (b) During the Employment Period, on the first (1st) anniversary of the occurrence of the Change in Control, if the Executive is in the active employment of the Company, the Executive shall receive an amount equal to forty percent (40%) of his Average Base Compensation in effect as of the date of such Change in Control. In the event that the Executive is in the active employment of the Company on the second (2nd) anniversary of the occurrence of the Change in Control, and he has been continuously employed by the Company since such Change in Control, the Executive shall receive as of such date an additional amount equal to seventy percent (70%) of his Average Base Compensation in effect as of the date of such Change of Control. For purposes of determining whether the Executive is in the active employment of the Company, an Executive who has been separated from employment or who is otherwise entitled to benefits under Article Five shall not be deemed to be in the active employment of the Company.

                                  ARTICLE FOUR
                                  ------------

                      SEPARATION AFTER A CHANGE IN CONTROL

          4.1.  Termination.  In the event that, during any term of this
                -----------
Employment Agreement, including the Employment Period, and coincident with or following a Change in Control, the Executive is discharged from the employment of the Company other than for Good Reason or the Executive resigns following the occurrence of a Termination Event, the Executive shall be entitled to the benefits provided in Article Five of this Employment Agreement. In the event that, during any term of this Employment Agreement, including the Employment Period, coincident with or following a Change in Control the separation or other Termination Event of the Executive is on account of Good Reason, no compensation or benefits shall be payable under Section 3.4 or Article Five. Notwithstanding anything to the contrary, if a Change in Control occurs and the Executive's employment with the Company is terminated without Good Reason prior to the Change in Control and it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who has taken steps to effect the Change in Control or (b) was in anticipation of or in connection with the Change in Control, the Executive shall, for purposes of this Employment Agreement, be deemed to have been terminated by the Company as of the Change in Control without Good Reason.

          4.2.  Disability; Retirement.  In the event the Executive has been
                ----------------------
subject to Disability, upon expiration of the period qualifying the absence as a Disability pursuant to Section 2.1(i), and in the event that the Executive remains subject to Disability at the time of separation, he shall be ineligible to receive benefits under Section 3.4 and Article Five following a Change of Control. The term "Retirement" shall not include an election to retire after occurrence of a Termination Event; any such retirement shall be treated hereunder as a resignation following a Termination Event pursuant to Section 4.1.


                                  ARTICLE FIVE
                                  ------------

                              TERMINATION BENEFITS

          5.1.  Notice of Termination Event.  Following the occurrence of a
                ---------------------------
Termination Event, either party to this Employment Agreement may give notice of the Termination Event, in the manner required by Section 9.1. Such notice shall indicate the specific provision of this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances giving rise to the notice. As of the Termination Date, if the party receiving such notice has not contested the accuracy of the notice or has given written acknowledgment of the Termination Event, pursuant to Section 9.1, then the Executive shall be deemed to be discharged or to have resigned following a

Termination Event pursuant to Section 4.1. In the event that the party receiving such notice shall contest the other party's assertion of a Termination Event prior to the Termination Date, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected). In the event of such dispute, benefits pursuant to this Article Five shall be paid to the Executive during the period of dispute unless the Company and the Executive otherwise agree, and in such event the Executive agrees to refund to the Company any amounts finally determined not to be payable by reason of nonoccurrence or delayed occurrence of a Termination Event or Termination Date, or may apply such amounts against amounts otherwise due following the determined actual date of a Termination Date, including, if applicable during the Employment Period.

          5.2.  Compensation Following Termination Event.  In the event that
                ----------------------------------------
notice of a Termination Event is given pursuant to Section 5.1, until the Executive's Termination Date (calculated as though such notice was acknowledged as correct), the Executive shall continue as a regular employee and shall receive all compensation and benefits from the Company to which he would be entitled in the absence of the Termination Event or in the absence of separation on account of Good Reason, at the amounts, rates and levels, and in the manner payable, before the actions or event constituting the Termination Event, including, if applicable, during the Employment Period. In the event that the Executive's Termination Date shall occur during the Employment Period, the Executive shall continue to receive all compensation payable, as described in
Section 3.4(a) during the Employment Period as though employment had continued through the Employment Period, unless the Executive's Termination Event or other separation from employment is for Good Reason.

          5.3.  Post-Termination Stock Related Compensation.  Participants in
                -------------------------------------------
one or more of the Stock Plans have received and will receive grants of stock options, restricted stock and/or other awards thereunder. The Executive may be a participant in one or more of the Stock Plans. If (a) with respect to stock options, at the time of a Change in Control or at any time during the Option Stock Benefit Adjustment Period or (b) with respect to restricted stock or other awards, at the time of a Termination Event or at any time during the Restricted Stock Benefit Adjustment Period, the Executive suffers a Value Loss, because he cannot freely exercise options or other awards and/or sell or exchange Company stock acquired as a result of option and restricted stock grants or other awards under one or more of the Stock Plans due to a Securities Restriction being in effect at any time during the Option Stock Benefit Adjustment Period or the Restricted Stock Benefit Adjustment Period, respectively, the Executive shall be entitled to compensation with respect to the options or stock subject to the Value Loss pursuant to this Section 5.3. Any amount payable pursuant to this Section 5.3 as compensation for a Value Loss with respect to stock options shall be paid in a lump sum within sixty (60) days after the end of the Option Stock Benefit Adjustment Period, and with respect to restricted stock or other awards shall be paid in a lump sum within sixty (60) days after the end of the Restricted Stock Benefit Adjustment Period. Value Loss compensation for restricted stock or other awards shall not be payable for options and option stock, and Value Loss compensation for option and option stock shall not be payable for restricted stock or other awards, each Value Loss being separately determined and compensated. Amounts payable under this Section
5.3 shall be calculated by the private law firm serving as employee benefits and executive compensation counsel to the Board immediately prior to the Change in Control, and the determination of such amount made by such counsel in good faith shall be binding upon and conclusive upon both the Company and the Executive. In the event that the stock which is the subject of this Section 5.3 remains subject to a Securities Restriction throughout the entire respective Stock Benefit Adjustment Period, the Value Loss payable shall be calculated between the high price during the respective Stock Benefit Adjustment Periods and zero with respect to restricted stock or other awards, and, with respect to stock options, shall be the option exercise price as set forth in the Executive's option grants. In such event, where the stock remains subject to a Securities Restriction throughout the entire respective Stock Benefit Adjustment Period, in order to receive the benefit provided under this Section 5.3, the Executive shall surrender his options and/or restricted stock and/or other awards and/or stock obtained through the exercise of such options in exchange for such payment. If such options and/or restricted stock and/or other awards and/or stock are not surrendered, no payment shall be made pursuant to this Section 5.3 with respect to such options, restricted stock and/or other awards and/or stock. In the event of the permanent loss of a public market for the Common Stock of the Company coincident with or immediately following a Change in Control (that can be determined at such date to have occurred as of such date or immediately thereafter by reason of deregistration or cessation of trading on a recognized exchange), the Option Stock Benefit Adjustment Period shall be deemed to have expired as of the date of the Change in Control, with respect to options and stock acquired through exercise of options, and compensation under this Section
5.3 shall be determined as of such date and payable within sixty (60) days thereafter. In the event of such permanent loss of a public market, with respect to restricted stock or other awards, the Restricted Stock Benefit Adjustment Period shall be deemed to expire as of the Termination Event following or coincident with the Change in Control, and any compensation shall be payable within sixty (60) days thereafter. In the event of such permanent loss of a public market, with respect to restricted stock or other awards, the Restricted Stock Benefit Adjustment Period shall be deemed to expire as of the Termination Event following or coincident with the Change in Control, and any compensation shall be payable within sixty (60) days after the date on which notice of the Termination Event is given. In the event that any amounts (other than grants of restricted stock or awards of stock options or stock issued on the exercise thereof) are distributed or distributable to the Executive under that certain Trust Agreement dated March 10, 1987, by and among the Company, Newmont Mining Corporation and First Interstate Bank of Arizona, such amounts shall be credited against any amounts payable under this Section 5.3 and shall be subtracted from gross amounts payable pursuant to this Section 5.3 prior to the payment of the net amount payable.

          5.4.  Retirement Benefits.  In the event that the Executive shall
                -------------------
become entitled to benefits pursuant to Section 4.1 and/or Section 5.1, the Executive shall receive from the Company a monthly supplemental retirement benefit equal to the excess of (a) over (b), where (a) is the retirement benefit the Executive would be entitled to under the Retirement Plan for Salaried Employees of Magma Copper Company (and under any related "excess benefit plan", as defined in ERISA and under the retirement supplement contained in the Magma Copper Company Special Executive Supplemental Benefit Plan had the Executive remained in full-time employment for twenty-four (24) additional months following his Termination Date (calculated as though notice pursuant to Section
5.1 has been acknowledged as correct), and (b) is the retirement benefit actually payable to Executive under the Retirement Plan for Salaried Employees of Magma Copper Company and any related excess benefit plan and under the retirement supplement contained in the Magma Copper Company Special Executive Supplemental Benefit Plan. Such monthly benefit shall commence as of the date such benefits commence under the Retirement Plan for Salaried Employees of Magma Copper Company, and shall be paid in the same form of monthly annuity payment as elected by the Participant under such Retirement Plan, and shall be subject to the same method of benefit calculation as under such Retirement Plan. Such benefit shall be payable as though the Executive was fully vested in a retirement benefit in the event the Executive is not actually fully vested under the Retirement Plan for Salaried Employees of Magma Copper Company and shall commence at the earliest age that the Executive could have elected to receive benefits had he separated with a vested benefit under such retirement plan. If the Magma Copper Company Special Executive Supplemental Benefit Plan is amended to provide the benefit promised under this Section 5.4 for administrative convenience, such benefit shall be provided under such plan, rather than under this Employment Agreement, to preclude duplication of benefits. Benefits under this Section 5.4 may be provided through a funding medium or trust maintained in connection with the Magma Copper Company Special Executive Supplemental Benefit Plan, or directly by the Company.

          5.5.  Welfare Benefits.  For a period of twenty-four (24) months,
                ----------------
commencing with the Executive's Termination Date (calculated as though notice pursuant to Section 5.1 has been acknowledged as correct), the Executive (and his dependents, as applicable) shall be provided by the Company with the same life, health and disability plan participation, benefits and coverages to which he was entitled as an employee immediately before the Change in Control. In the event that under applicable law or the terms of the relevant Employee Benefit Plans such participation, benefits and/or coverage cannot be provided to the Executive following his Termination Date, such coverage and/or benefits shall be provided directly by the Company pursuant to this Employment Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits for the Executive through private insurance acquired at the Company's expense. Amounts paid or payable to or on behalf of the Executive pursuant to any "employee welfare benefit plan," as defined in ERISA, providing health and/or disability benefits, that is sponsored by the Company or an affiliate of the Company, shall be credited against amounts due under this
Section 5.5. To the maximum extent permitted by applicable law, the benefits provided under this Section 5.5 shall be in discharge of any obligations of the Company or any rights of the Executive under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of the Employee Retirement Income Security Act ("COBRA") or any other legislation of similar import. The benefit received under this Section 5.5 shall be reduced by any comparable benefit received under the Magma Copper Company Severance Pay Plan.


                                  ARTICLE SIX
                                  -----------

                       INTERNAL REVENUE CODE LIMITATIONS

          6.1.  Code Limitations.  Notwithstanding anything to the contrary in
                ----------------
this Employment Agreement, if the Executive is entitled to benefits hereunder following the occurrence of a Change in Control, in no event shall the present value of benefits payable under this Employment Agreement, taken together with the Executive's benefits under the Stock Plans, that, in the opinion of counsel (as identified in Section 6.3), are considered "parachute payments" under section 4999 of the Code, be reduced by the excise tax imposed by section 4999 of the Code. In the event that such benefits so taken together would exceed the amount which is exempt from the excise tax imposed by section 4999 of the Code, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after the deduction of any excise tax under Section 4999 and any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax) on the present value of such benefits, and any federal, state and local income tax, excise tax and penalties and interest, if applicable, upon the additional payment provided for by this Section 6.1, shall be equal to the present value of such benefits. For purposes of determining the additional amount to be paid to the Executive pursuant to this Section 6.1, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the additional payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date the additional payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction from such state and local taxes.

          6.2.  Definitions Applicable to This Article Six.  For purposes of
                ------------------------------------------
this Article Six, the term "base amount" shall have the meaning ascribed to it under section 280G(b)(3) of the Code, the term "parachute payment" shall have the meaning ascribed to it under section 280G(b)(2) of the Code, "present value" shall be determined in accordance with section 280G(d)(4) of the Code, and "reasonable compensation" shall have the meaning ascribed to it under section 280G(b)(4) of the Code.

          6.3.  Interpretation.  This Article Six shall be interpreted so as to
                --------------
avoid the imposition of excise taxes on the Executive under section 4999 of the Code, or to minimize such taxes. In applying the provisions of this Article Six if, for any reason, an exemption from the application of the rules of section 4999 of the Code shall be available under the terms of said section or under any applicable regulations or rulings thereunder, such exemption shall be fully applied. No payment under this Employment Agreement or otherwise that is not, in the opinion of counsel (as identified in this Section 6.3), a "parachute payment" under section 4999 of the Code shall be taken into account in applying the provisions of this Article Six. In application of the provisions of this Article Six, calculations necessary to be made pursuant to the provisions of this Article Six and interpretation of the Code and applicable regulations for purposes of compliance with this Article Six shall be made by the private law firm serving as employee benefits and executive compensation counsel to the Board immediately prior to the Change in Control, and the determination of such counsel made in good faith shall be binding and conclusive upon both the Company and the Executive. All fees and expenses of such law firm pertaining thereto shall be borne by the Company. Payments shall be made pursuant to this Employment Agreement notwithstanding that the status of any payment as a parachute payment has not been finally determined by the Internal Revenue Service or any court of competent jurisdiction, or by arbitration as provided in Article Eight. Any Gross-Up Payment, as determined pursuant to Section 6.1, shall be paid by the Company to the Executive within five (5) days of the receipt of the law firm's determination. If the law firm determines that no excise tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the excise tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence (or similar) penalty. Any determination by the law firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the law firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 6.4 and the Executive thereafter is required to make a payment of any excise tax, the law firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          6.4.  Internal Revenue Service Claims.  The Executive shall notify the
                -------------------------------
Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
(10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (a) give the Company any information reasonably requested by the Company relating to such claim;

               (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

               (c) cooperate with the Company in good faith in order to effectively contest such claim; and

               (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties and respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.4, the

Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable years of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment shall be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          6.5.  Internal Revenue Service Refunds.  If, after the receipt by the
                --------------------------------
Executive of an amount advanced by the Company pursuant to Section 6.4, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6.4), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of any amount advanced by the Company pursuant to Section 6.4, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


                                 ARTICLE SEVEN
                                 -------------

                           SUCCESSION AND ASSIGNMENT

          7.1.  Succession of Executive.  This Employment Agreement shall inure
                -----------------------
to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. In the event of the Executive's death while any amount would still be payable hereunder to the Executive had he lived, unless otherwise provided herein, such amount shall be paid in accordance with the terms of this Employment Agreement to the Executive's devisee, legatee or other beneficiary or, if there is not such devisee, legatee or beneficiary, to his estate.

          7.2.  Successors to the Company.  Except as otherwise provided herein,
                -------------------------
this Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the stock, business or assets of the Company whether by merger, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Employment Agreement). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Employment Agreement entitling the Executive to the benefits hereunder, as though the Executive was subject to a Termination Event due to a cause other than Good Reason.

          7.3.  Assignment.  This Employment Agreement is personal in nature,
                ----------
and neither the Executive nor the Company may assign or transfer this Employment Agreement or rights hereunder except as provided in this Article Seven. The obligation of the Company hereunder shall constitute a general unsecured obligation of the Company; provided that, to the maximum extent permitted under applicable laws of bankruptcy or insolvency, the obligations of the Company hereunder shall have the highest creditor priority applicable to wages payable to employees. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation or to execution, attachment, levy or similar process, or assignment by operation of law, except as otherwise provided in this Article Seven. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

                                 ARTICLE EIGHT
                                 -------------

                     ADDITIONAL RIGHTS AND RESPONSIBILITIES

          8.1.  Mitigation.  The Executive shall not be required to mitigate
                ----------
damages or the amount of any payment provided for under this Employment Agreement by seeking other employment or otherwise. The provisions of this Employment Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights which would accrue solely as a result of the passage of time, under any Company Employee Benefit Plan, "payroll practice" (as defined in ERISA), compensation arrangement, incentive plan, stock option or other stock-related plan other than under the Magma Copper Company Severance Pay Plan, as provided in Section 5.5 and 5.6.

          8.2.  Legal Costs.  If any legal action or other proceeding is brought
                -----------
by the Executive for the enforcement of this Employment Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Employment Agreement, except as provided in Section 8.3, the Executive shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding, in addition to any other relief to which he may be entitled, in the event and to the extent that the Executive prevails in such action or other proceeding. Notwithstanding anything hereinabove to the contrary, as between the Executive and the Company, the Company shall bear all legal costs and expenses of defending the validity of this Employment Agreement against any third party. The Company shall bear all legal costs and expenses incurred in contesting or disputing the characterization of any amounts paid pursuant to this Employment Agreement as being nondeductible under section 280G of the Code or subject to imposition of an excise tax under section 4999 of the Code.

          8.3.  Arbitration.  After the occurrence of a Change in Control, any
                -----------
controversy or claim arising out of or relating to this Employment Agreement, or any breach thereof, shall, except as provided in Article Six, be adjudicated only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the City of Phoenix, Arizona, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just. Notwithstanding the foregoing and pursuant to Section 8.2, the Executive shall be entitled to seek specific performance in a court of competent jurisdiction of the Executive's right to be paid his full compensation until the Executive's Termination Date, during the pendency or dispute of any controversy arising under or in connection with this Employment Agreement.

                                  ARTICLE NINE
                                  ------------

                                 MISCELLANEOUS

          9.1.  Notices Generally.  Any notice or other communication required
                -----------------
or permitted pursuant to the terms of this Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that any notice of change of address is received, notices shall be sent to the following addresses:

  If to the Executive:          If to the Company:

                                Magma Copper Company
                                7400 North Oracle Road, Suite 200
                                Tucson, Arizona 85704

   9.2.  Amendment; Waivers.  This Employment Agreement may be amended only by
         ------------------
written amendment duly executed by both parties or their legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Employment Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

   9.3.  Severability.  If any one (1) or more of the provisions or parts of a
         ------------
provision contained in this Employment Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Employment Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or party of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

   9.4.  Nature of Payments.  Any payment made pursuant to this Employment
         ------------------
Agreement is not intended to be a penalty and shall not preclude the enforcement of any other remedies available to the party making the payment.

   9.5.  Withholding.  Any payment provided for hereunder shall be payable net
         -----------
of any applicable withholding required under federal, state or local law.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the date and year first above written.

                        MAGMA COPPER COMPANY



                        ____________________________________
                   By:  J. Burgess Winter
                   Its: President and Chief Executive Officer

ATTEST:



____________________________________
By:  Marsh H. Campbell
Its: Vice President, Human Resources


                              EXECUTIVE


                            By:______________________________